FOR IMMEDIATE RELEASE Redwood Trust, Inc. February 20, 2007	CONTACT:	Martin S. Hughes (415) 380-3455

REDWOOD TRUST REPORTS FOURTH QUARTER 2006 RESULTS

MILL VALLEY, Calif. - February 20, 2007 - Redwood Trust, Inc. (NYSE:RWT) today reported GAAP earnings of $36 million ($1.32 per share) for the fourth quarter of 2006 and $128 million ($4.85 per share) for 2006.

“This was a pretty good quarter and a pretty good year, with return on equity in the middle of our 11% to 18% target range,” said Doug Hansen, Redwood’s President. “We believe we are well positioned as we move forward into the new year.”

Redwood's GAAP earnings of $1.32 per share for the fourth quarter increased from $1.22 per share earned in the prior quarter but decreased from earnings of $1.68 per share for the fourth quarter of 2005. Earnings for 2006 of $4.85 per share were lower than the $7.96 per share we earned in 2005.

GAAP book value per share decreased from $40.02 to $37.51 during the fourth quarter of 2006 as a result of fourth quarter regular and special dividend payments of $3.70 per share. During 2006, book value increased by 1% from $37.20 per share to $37.51 per share.

Net interest income for the fourth quarter of 2006 was $45 million, a decrease from net interest income of $49 million for the prior quarter and an increase from net interest income of $41 million for the fourth quarter of 2005. Net interest income decreased from $205 million in 2005 to $184 million in 2006.

Income gains from asset sales, calls, and valuation adjustments were $5 million for the fourth quarter of 2006, an increase from $1 million in the prior quarter and a decrease from $18 million in the fourth quarter of 2005. Income gains from asset sales, calls, and valuation adjustments decreased from $61 million in 2005 to $10 million in 2006.

Operating expenses were $13 million for the fourth quarter of 2006, a decrease from $14 million for the prior quarter and equal to the $13 million for the fourth quarter of 2005. Operating expenses increased from $48 million in 2005 to $56 million in 2006.

Additional Information

Additional information on our GAAP results is available in our Annual Report on Form 10-K for the year ended December 31, 2006 which was filed today with the Securities and Exchange Commission. Today we also released our Redwood Review covering the fourth quarter of 2006. The Redwood Review contains a discussion of 2006 and fourth quarter activity, taxable income and other non-GAAP performance measures, and a review of Redwood’s business and outlook. Our Form 10-K and the Redwood Review are available on our web site (www.redwoodtrust.com).

CAUTIONARY STATEMENT: This press release contains forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature, including the words "anticipated," "estimated," "should," "expect," "believe," "intend," and similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in our 2006 Annual Report on Form 10-K under Item 1A "Risk Factors." Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected are detailed from time to time in reports filed by us with the Securities and Exchange Commission, including Forms 10-K, 10-Q, and 8-K. Important factors that may impact our actual results include changes in interest rates and market values; changes in prepayment rates; general economic conditions, particularly as they affect the price of earning assets and the credit status of borrowers; the level of liquidity in the capital markets as it affects our ability to finance our real estate asset portfolio; and other factors not presently identified. In light of these risks, uncertainties, and assumptions, the forward-looking events mentioned in, discussed in, or incorporated by reference into this press release might not occur. Accordingly, our actual results may differ from our current expectations, estimates, and projections. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

REDWOOD TRUST, INC. (All dollars in millions, except share data)
	Fourth	Third	Second	First	Fourth
	Quarter	Quarter	Quarter	Quarter	Quarter
CONSOLIDATED INCOME STATEMENT	2006	2006	2006	2006	2005

Interest income	$218	$224	$218	$226	$231
Interest expense	(173)	(175)	(173)	(181)	(190)
Net interest income	45	49	45	45	41

Operating expenses	(13)	(14)	(16)	(13)	(13)
Gains on sales and calls, net	7	6	9	1	19
Valuation adjustments	(2)	(5)	(3)	(3)	(1)
Provision for income taxes	(1)	(4)	(3)	(2)	(4)
GAAP earnings	$36	$32	$32	$28	$42

Average diluted shares (thousands)	27,122	26,625	26,109	25,703	25,311
GAAP earnings per share (diluted)	$1.32	$1.22	$1.20	$1.09	$1.68

Regular dividends per share	$0.70	$0.70	$0.70	$0.70	$0.70
Special dividends per share	3.00	0.00	0.00	0.00	3.00
Total dividends per share	$3.70	$0.70	$0.70	$0.70	$3.70

REDWOOD TRUST, INC. (All dollars in millions, except share data)

CONSOLIDATED INCOME STATEMENT	2006	2005	2004

Interest income	$886	$962	$652
Interest expense	(702)	(757)	(432)
Net interest income	184	205	220

Operating expenses	(56)	(48)	(38)
Gains on sales and calls, net	23	66	66
Valuation adjustments	(13)	(5)	(7)
Provision for income taxes	(10)	(18)	(8)
GAAP earnings	$128	$200	$233

Average diluted shares (thousands)	26,314	25,121	22,229
GAAP earnings per share (diluted)	$4.85	$7.96	$10.47

Regular dividends per share	$2.80	$2.80	$2.68
Special dividends per share	3.00	3.00	6.00
Total dividends per share	$5.80	$5.80	$8.68

REDWOOD TRUST, INC. (All dollars in millions, except share data)
	31-Dec	30-Sep	30-Jun	31-Mar	31-Dec
CONSOLIDATED BALANCE SHEET	2006	2006	2006	2006	2005

Real estate loans	$9,352	$9,875	$10,491	$12,045	$13,934
Real estate securities	3,233	2,912	2,661	2,529	2,419
Cash and cash equivalents	168	113	106	85	176
Other assets	277	300	272	320	248
Total consolidated assets	$13,030	$13,200	$13,530	$14,979	$16,777

Redwood debt	$1,856	$510	$529	$0	$170
Consolidated asset-back securities issued	9,979	11,554	11,898	13,930	15,585
Other liabilities	92	93	99	82	87
Junior subordinated notes	100	─	─	─	─
Equity	1,003	1,043	1,004	967	935
Total consolidated liabilities and equity	$13,030	$13,200	$13,530	$14,979	$16,777

Shares outstanding at period end (thousands)	26,733	26,053	25,668	25,382	25,133
GAAP equity (GAAP book value) per share	$37.51	$40.02	$39.13	$38.11	$37.20

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